Exhibit T3A-73

ARTICLES OF INCORPORATION OF MISSION BAY COOPERATIVE, INC.

I.

The name of this corporation is Mission Bay Cooperative, Inc. (the ‘‘Corporation”)

II.

This Corporation is a cooperative corporation organized under the California Consumer Cooperative Corporation Law. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under such law.

III.

The name and address in the State of California of the Corporation’s initial agent for service of process is:

Lance Rogers

6435 Caminito Blythefield, Suite H

La Jolla, CA 92037

IV.

The initial street address and mailing address of the Corporation is:

6435 Caminito Blythefield, Suite H

La Jolla, CA 92037

V.

The voting power and proprietary interests of the members of the Corporation are unequal, and the rules by which such voting rights and proprietary interests are determined shall be prescribed in the Bylaws of the Corporation as to each class of membership.

The undersigned incorporator has executed these Articles of Incorporation on the date below.

Dated: April 3, 2014	By	/s/ Logan Fantax
Logan Fantax, Incorporator

I hereby certify that the foregoing transcript of 1 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

APR - 7 2014

Date: ______________________

DEBRA BOWEN, Secretary of State